UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

JAGGED PEAK, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31715	91-2007478

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 250, Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (813) 637-6900

______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

As previously announced, on October 9, 2015, Jagged Peak, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company and SP Jagged Peak LLC, a newly organized Delaware limited liability company (“SP JP”) owned by Singapore Post Limited (Singapore Stock Exchange: S08.SI) (“SingPost”). Pursuant to the Merger Agreement, SP JP will acquire all of the outstanding stock of the Company other than approximately 28.9% of the stock which is held by Paul Demirdjian and Primrose Demirdjian.

In connection with the Merger Agreement, the Company and Mr. Demirdjian entered into an employment agreement, to become effective only upon the closing of the Merger, which provides for Mr. Demirdjian’s continued employment following the Merger as the Chief Executive Officer and President of the Company. The agreement terminates on December 31, 2017, unless it is terminated earlier by one of the parties. The agreement provides for a base salary of $300,000 per year, plus a potential annual cash bonus (capped at 100% of base salary), and contains customary non-competition and confidentiality provisions. The agreement provides for severance of six months’ salary in the event of termination without cause and certain other termination events.

Also in connection with the Merger Agreement, the Company entered into consulting agreements with each of Messrs. Fabrizzi and Furlong, both currently directors and executive officers of the Company, to become effective only upon the closing of the Merger. The agreements provide for their retention as consultants to the Company on a part-time basis for an 18-month transition period after the Merger, and for monthly payments to them [of $23,333] [in an amount that is comparable to their current base salaries].

The foregoing descriptions of the employment agreement and the consulting agreements are qualified in their entirety by the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of the Company by SP JP and the Demirdjians. In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from the Company’s Web site at http://www.jaggedpeak.com/page/investorrelations or by directing a request to: Albert Narvades, CFO, 813-637-6900 Ext. 225.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed Merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger, which may be different than those of the Company’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s annual report on Form 10-K for 2014, which was filed with the SEC on March 26, 2015, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 15, 2015	JAGGED PEAK, INC.

	By:	/s/ Albert Narvades
	Name:	Albert Narvades
	Title:	Chief Financial Officer

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